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                                 EXHIBIT 99.1

CENTRAL ILLINOIS BANCORP, INC. REPORTS RESTATED CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DEC. 31, 1998

Business Editors

PEWAUKEE, WIS. -- (BUSINESS WIRE) -- April 16, 1999 - Central Illinois Bancorp, Inc. (the "Company") today reported that it has restated its consolidated financial statements for the fiscal year ended December 31, 1998. The restatement was made to recognize non-cash compensation expense related to the February 1998 extension of the expiration date of all previously issued and unexpired stock options granted under its stock option plans.

As a result of this restatement, net income for the fiscal year ended December 31, 1998, was $8.7 million or $0.9 million lower than originally reported. Net income for the fiscal year ended December 31, 1997, was $5.3 million. The Company estimates that the non-cash compensation expense related to the extension of the expiration date of its stock option plans will have no significant impact on future operating results.

As a result of this restatement, total equity and total assets each increased by $0.5 million from the amounts previously reported. Total restated assets at December 31, 1998, were $1.2 billion as compared to $807 million at December 31, 1997. Total restated equity at December 31, 1998, was $144 million as compared to $101 million at December 31, 1997. Restated book value per share at December 31, 1998, was $1,344.77 or $5.02 higher than originally reported, as compared to $1,110.18 at December 31, 1997.

The Company is in the process of amending its 1998 Annual Report on Form 10-K, including financial statements, which was filed April 2, 1999, and will promptly file the amended Form 10-K upon completion. The information contained in the amended Form 10-K will supersede all previously reported financial information for 1998.

CONTACT:  Central Illinois Bancorp
          J. Michael Straka
          Donald Straka
          Steven T. Klitzing
          414/695-6010